Form of Non-statutory Option Agreement
EX-10.18

NONSTATUTORY STOCK OPTIONS

NONSTATUTORY STOCK OPTIONS
MFC Development Corp.

For: 1,500 Shares
Expiration Date: July 17, 2009	New Rochelle, NY
Option Price: $1.90 per share	July 1, 2004

MFC Development Corp. (the “Company”) hereby grants to Jay Hirschson, Director of the Company (the “Grantee”), the option to purchase from it, upon the terms and conditions set forth herein, an aggregate of Fifteen Hundred (1,500) shares of the authorized and unissued Common Stock of the Company now listed on the NASDAQ Bulletin Board with the symbol MFCD.

The option is at One Dollar Ninety Cents ($1.90) per share and may be exercised in whole or in part, at any time and from time to time up to July 15, 2009.  Notice of exercise shall be delivered to the Company, stating the number of shares with respect to which the option is being exercised and specifying a date not less than fifteen nor more than thirty days after such notice on which the Grantee will take up and pay for such stock. On the date specified in such notice, the Company will deliver to the Grantee certificates for the number of shares with respect to which the option is being exercised, against payment for them by certified check for the option price.

The Grantee will not have any rights with respect to any shares upon which this option has been exercised if payment has not been made in the manner expressed in the previous paragraph. The option price and the number of shares shall be subject to equitable adjustment, as determined by the certified public accountants for the Company, if while this option is outstanding there is a change in the common shares of the Company through the declaration of share dividends, or through recapitalization resulting in stock split-ups, or combinations or exchanges of shares.

During his lifetime the option rights shall be exercisable only by the Grantee, and none of his rights shall be subject to sale, transfer, hypothecation, or assignment, except by will or the laws of descent and distribution. Upon the death of the Grantee, his legal representatives shall have the right within three months thereafter to exercise, in whole or in part, any option which was available at the time of his death.

If the Company’s counsel determines it is required at the time of any exercise, the Grantee shall execute and deliver a letter that he is acquiring the shares for investment and not with a view to distribution; and in such case the certificates may contain an appropriate legend.

MFC DEVELOPMENT CORP.

	By:	/s/ Lester Tanner
Lester Tanner, President